                                                                       Exhibit 2

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             VATTERLEDENS INVEST AB

                                       AND

                               ELMO INDUSTRIER AB

                                       AND

                       AMERICAN PRECISION INDUSTRIES INC.

                                       AND

                                   API ELMO AB


                                JANUARY 28, 1999


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                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                                  ?
RECITALS..........................................................................................................1

ARTICLE I.

         Purchase and Sale of Assets..............................................................................2

                  1.1      Purchase and Sale......................................................................2
                  1.2      Assets to be Transferred...............................................................2
                           (a)      Real Property.................................................................2
                           (b)      Tangible Assets...............................................................2
                           (c)      Intangible Assets.............................................................3
                           (d)      Accounts Receivable...........................................................4
                           (e)      Inventory.....................................................................4
                           (f)      Contracts.....................................................................4
                           (g)      Cash and Cash Equivalents.....................................................5
                  1.3      Liabilities to be Assumed..............................................................5
                  1.4      Consideration to be Paid by Buyer......................................................9
                           (a)      Purchase Price for the Assets.................................................9
                           (b)      Cash Paid at Closing..........................................................9
                           (c)      Amounts Held in Escrow........................................................9
                  1.5      Payment of InterCompany Receivables...................................................10
                  1.6      Manner of Payments....................................................................12
                           (a)      Cash Payments................................................................12
                           (b)      Assumption of Liabilities....................................................12
                  1.7      Real Property Provisions..............................................................12
                  1.8      Non-Assignable Contracts..............................................................13

ARTICLE II.

         Representations and Warranties..........................................................................14

                  2.1      Representations and Warranties of
                           Seller and the Shareholder............................................................14
                           (a)      Corporate Standing and Authority;
                                    Binding Agreement............................................................14
                           (b)      Stock Ownership..............................................................15
                           (c)      Directors, General Manager and Employees.....................................15
                           (d)      Absence of Conflicting Agreements
                                    or Required Consents.........................................................15
                           (e)      Financial Statements.........................................................16
                           (f)      Liabilities..................................................................17
                           (g)      Taxes........................................................................17
                           (h)      Inventories..................................................................18
                           (i)      Non-Infringement of Patents, Trademarks
                                    and Other Intellectual Property..............................................18
                           (j)      Operations and Use of Properties.............................................19
                           (k)      Licenses.....................................................................20
                           (l)      Insurance....................................................................20
                           (m)      Environmental Matters........................................................21
                           (n)      Receivables..................................................................23
                           (o)      Employees and Labor Laws.....................................................23

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
                           (p)      Product Labeling and Product Liability.......................................24
                           (q)      Validity and Existence of Agreements.........................................24
                           (r)      Status of Employee Benefit Plans.............................................27
                           (s)      Debts and Capitalized Leases.................................................28
                           (t)      Guaranties...................................................................28
                           (u)      Litigation...................................................................28
                           (v)      Continuation of Business.....................................................29
                           (w)      Management Personnel.........................................................29
                           (x)      Absence of Changes...........................................................29
                           (y)      No Side Agreements...........................................................30
                           (z)      Customers....................................................................30
                           (aa)     Suppliers....................................................................30
                           (bb)     Title to Assets..............................................................30
                           (cc)     Machinery and Equipment......................................................31
                           (dd)     Year 2000 Compliance.........................................................31
                           (ee)     Euro Currency Planning.  ....................................................32
                           (ff)     Democracy at Work Act........................................................33
                           (gg)     Truth of Representations.....................................................33
                  2.2      Representations and Warranties of Buyer
                           and Parent............................................................................33
                           (a)      Corporate Standing and Authority
                                    of Buyer.....................................................................33
                           (b)      Corporate Standing and Authority of
                                    Parent.......................................................................34
                           (c)      Litigation...................................................................35
                           (d)      Truth of Representations.....................................................35

ARTICLE III.

         Certain Covenants of Seller and the Shareholder.........................................................36

                  3.1      Indemnity.............................................................................36
                  3.2      Negative Covenants of Seller and
                           the Shareholder.......................................................................38
                  3.3      Affirmative Covenants of Seller and
                           the Shareholder.......................................................................40
                  3.4      Payment of Liabilities and Taxes......................................................42
                  3.5      Exclusivity...........................................................................42
                  3.6      Audited Financial Statements..........................................................42
                  3.7      Environmental Testing.................................................................43

ARTICLE IV.

         Covenants of Buyer and Parent...........................................................................44

                  4.1      Indemnity.............................................................................44

ARTICLE V.

         Closing.................................................................................................45


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
                  5.1      Conditions to Seller's Obligation to Close............................................45
                           (a)      Representations and Warranties...............................................45
                           (b)      No Litigation................................................................45
                           (c)      Purchase Price...............................................................46
                           (d)      Assumption of Liabilities....................................................46
                           (e)      Real Estate Contracts........................................................46
                           (f)      Escrow Agreement.............................................................46
                           (g)      Regulatory Clearances........................................................46
                  5.2      Conditions to Buyer's Obligation to Close.............................................47
                           (a)      Representations, Warranties and
                                    Covenants....................................................................47
                           (b)      No Litigation................................................................47
                           (c)      Conveyances..................................................................47
                           (d)      Consents.....................................................................48
                           (e)      InterCompany Receivables.....................................................48
                           (f)      Delivery of Environmental Report.............................................48
                           (g)      Change of Name...............................................................48
                           (h)      Liability Insurance..........................................................48
                           (i)      Financial Institution Debt...................................................49
                           (j)      Employment Agreements........................................................49
                           (k)      Real Estate Contracts........................................................49
                           (l)      Customer Meetings............................................................49
                           (m)      Lender Consents..............................................................49
                           (n)      Exhibit 1.3..................................................................50
                           (o)      Escrow Agreement.............................................................50
                           (p)      Regulatory Clearances........................................................50
                           (q)      Minimum Net Worth............................................................50
                           (r)      Draft Audited Financial Statements...........................................51
                  5.3      Time and Place........................................................................51
                  5.4      Best Efforts to Satisfy Conditions....................................................51
                  5.5      Waiver of Conditions..................................................................51
                  5.6      Termination of Agreement..............................................................51
                  5.7      Procedure Upon Termination............................................................52

ARTICLE VI.

         Other Matters...........................................................................................54

                  6.1      Announcements.........................................................................54
                  6.2      Change of Name........................................................................54
                  6.3      Non-Competition.......................................................................54
                  6.4      Product Liability Insurance...........................................................57

ARTICLE VII.

         Miscellaneous...........................................................................................58

                  7.1      Survival of Representations, Warranties and
                           Covenants; Limitations on Indemnity Claims............................................58
                  7.2      No Broker.............................................................................59
                  7.3      Expense...............................................................................60

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
                  7.4      Notices...............................................................................60
                  7.5      Binding Effect; Assignment............................................................62
                  7.6      Entire Agreement......................................................................62
                  7.7      Choice of Law.........................................................................62
                  7.8      Waiver................................................................................62
                  7.9      Post-Closing Cooperation..............................................................63
                  7.10     Counterparts..........................................................................63
                  7.11     Affiliates............................................................................63
                  7.12     Risk of Loss..........................................................................63
                  7.13     Dispute Resolution Procedure..........................................................64
                  7.14     English Language......................................................................65
                  7.15     Warranty Service......................................................................66

SIGNATURES.......................................................................................................66

LIST OF EXHIBITS.................................................................................................68

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                            ASSET PURCHASE AGREEMENT
                            ------------------------



                  THIS AGREEMENT made this 28th day of January, 1999 is by and among ELMO INDUSTRIER AB, a Swedish limited liability corporation, Org. No. 556140-0192, that is an indirect wholly owned subsidiary of Shareholder ("Seller"); VATTERLEDENS INVEST AB, a Swedish limited liability corporation ("Shareholder"); AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation ("Parent"); and API ELMO AB, a newly formed Swedish limited liability corporation, Org. No. 556564-2617 that is an indirect wholly owned subsidiary of Parent ("Buyer").

                                    RECITALS
                                    --------

                  A. Seller desires to sell and Buyer desires to purchase the on going business and related assets of Seller on the terms and conditions set forth in this Agreement;

                  B. Seller is the indirect wholly owned subsidiary of Shareholder; and

                  C. To induce Buyer to enter into this Agreement, Shareholder is willing to agree to certain covenants contained in this Agreement.

                  NOW, THEREFORE, the parties agree as follows:

                               TERMS OF AGREEMENT
                               ------------------

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                                   ARTICLE I.

                           Purchase and Sale of Assets
                           ---------------------------

                  1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing, as hereinafter defined, Seller shall sell and Buyer shall purchase the Assets constituting the business operation of Seller, as hereinafter defined, free and clear of all liens, encumbrances and security interests, other than those expressly assumed by Buyer pursuant to Section 1.3, and Buyer shall pay to Seller the consideration specified in Section 1.4.

                  1.2 ASSETS TO BE TRANSFERRED. The following is an identification of the assets to be transferred to Buyer at Closing (the "Assets"):

                           (a)      REAL PROPERTY.  The real property described
in the attached Exhibit 1.2(a) together with all buildings and improvements on the real property, all rights of Seller to all streets, highways, alleys, driveways, easements and rights-of-way relating thereto, and all fixtures belonging to the Seller on the real property including, without limitation, all heating facilities, plumbing facilities, lighting fixtures and similar items.

                           (b)      TANGIBLE ASSETS.  All tangible property of
Seller, other than Real Property and Inventory (the "Tangible

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Assets"), including without limitation machinery and equipment, replacement parts, leasehold improvements, furniture, vehicles, sundry tangible assets and fixtures (including, without limitation, all of such items described on Exhibit 1.2(b) hereto). Tangible Assets shall also include all of Seller's computerized and hard copy books and records pertaining to Seller's business or the Assets (including, without limitation, all customer order and inquiry files, brochures, catalogs and standards books), but not Seller's minute books and shareholder and stock transfer records, as to which Seller shall provide Buyer reasonable access after Closing.

                           (c)      INTANGIBLE ASSETS.  All the intangible
assets of Seller other than Accounts Receivable (the "Intangible Assets"), including without limitation all prepaid items, deposits, insurance refunds and payments, stocks, bonds and other investments, patents, copyrights, trademarks, trade names, domain names, service marks, logos and other proprietary designs, computer software, engineering drawings, technical specifications and ratings data, know-how, trade secrets, the name and goodwill of Seller and Seller's customer lists (including, without limitation, all of such items described on Exhibit 1.2(c) attached hereto), and the covenant of Seller and the Shareholder contained in Section 6.3 provided, however, that Intangible Assets and the Assets will not include the outstanding shares of

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stock of Sten Pettersons Verkstad i Eskistuna AB (the "Excluded
Stock").

                           (d)      ACCOUNTS RECEIVABLE.  All accounts
receivable from customer and other trade debtors of Seller, notes receivable and all other amounts owing to Seller (the "Accounts Receivables") including all outstanding accounts receivable and any other indebtedness owed to Seller by Shareholder and any Affiliates of Shareholder or Seller (the "Affiliate Accounts Receivable").

                           (e)      INVENTORY.  All inventory of Seller and
supplies (including, without limitation, all inventory, whether finished, work in process or raw, described on Exhibit 1.2(e) hereto) (the "Inventory").

                           (f)      CONTRACTS.  Those leases, contracts and
purchase and sales commitments and orders to which Seller is a party or by which Seller or the properties of Seller is bound which are identified and briefly described on Exhibit 1.2(f) attached hereto, together with all purchase orders received and accepted by Seller and sales commitments made by Seller in the ordinary course of business after the date of this Agreement which provide for the sale of goods or services on terms and at purchase price rates no less favorable than Seller's normal and customary terms and rates (the "Contracts"), and all prepaid items and deposits of Seller with respect to the Contracts.

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                           (g)      CASH AND CASH EQUIVALENTS.  All of Seller's
cash and cash equivalents.

                  1.3 LIABILITIES TO BE ASSUMED. At Closing Buyer shall assume and become responsible to pay, perform and discharge (i) those obligations of Seller of the type set forth on Exhibit 1.3 hereto (the "Trade Debt"), (ii) long and short term debt owing by Seller to Skandinavski Enskilda Banken and Nordbanken as set forth on Exhibit 1.3 hereto (the "Financial Institution Debt") and (iii) long and short term debt owing by Seller to Shareholder as set forth on Exhibit 1.3 hereto (the "Affiliate Debt"), as such obligations and debt are adjusted as the result of Seller's operations in the ordinary course of business (in a manner consistent with past practices) from January 1, 1999 through Closing Date (collectively the "Assumed Debt"). Notwithstanding any implication to the contrary above or elsewhere in this Agreement, (i) the Assumed Debt shall not include any obligations or liabilities which are not of the same type as those set forth on Exhibit 1.3 hereto or which are incurred by Seller in violation of the provisions of Sections 3.2 and 3.3 of this Agreement, (ii) the principal amount of the Financial Institution Debt assumed by Buyer shall in no event exceed 45,500,000 Swedish kronor ("SEK"), (iii) the principal amount of the Affiliate Debt assumed by Buyer shall not exceed SEK 31,828,000 and (iv) the accrued and unpaid interest owing on the Financial Institution Debt and the Affiliate Debt assumed by Buyer shall not exceed the

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amount that would be owing thereunder if Seller pays such interest in accordance with applicable terms. In addition, subject to the provisions of Section 1.8 below, Buyer shall assume at Closing the obligations of Seller accruing under the Contracts after the date of Closing (such contractual obligations and the Assumed Debt collectively, the "Assumed Liabilities").

                           Buyer does not assume any liabilities of Seller
other than the Assumed Liabilities, and, notwithstanding any implication to the contrary above or elsewhere in this Agreement, none of the following liabilities or obligations are "Assumed Liabilities" for purposes of this Agreement:

                           (a)      Any of Seller's accounts payable,
indebtedness or other liabilities and obligations owing to Seller's shareholders or other Affiliates (as defined in Section 7.11 below) or any other parties (other than the Assumed Debt);

                           (b)      Any of Seller's or Shareholder's liabilities
or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation attorneys' and accountants' fees and the costs of preparing the Audited Financial Statements referred to in
Section 3.6 below;

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                           (c)      Other than those taxes set forth on Exhibit
1.3, any liability or obligation of Seller with respect to federal, national, state, provincial, local or foreign taxes, levies, assessments, charges or fees which are imposed upon or measured by the income of Seller, and any federal, national, state, provincial, local or foreign sales, use, value added, profits, capital gains, service, gross receipts, occupation, property, property transfer, lease, capital stock, premium, excise, franchise, payroll, employment or similar taxes, levies, assessments, charges or fees (collectively "Taxes") payable by or imposed upon the assets of Seller and any liabilities for interest, penalties or additions to any of such Taxes, it being understood that Buyer shall not be deemed to be Seller's transferee with respect to any tax liability and that, notwithstanding anything to the contrary contained above, Buyer shall not under any circumstances be liable for any Taxes imposed upon or measured by the income of Seller;

                           (d)      Any of Seller's liabilities or obligations
by reason of any violation or alleged violation of any federal, national, state, provincial, local or foreign law or regulation or any requirement of any governmental authority (including, without limitation, "Environmental Laws" as defined in Section 2.1(m) below), or of the rights of others;

                           (e)      Liabilities, if any, arising as a result of
transactions entered into in violation of this Agreement;

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                           (f)      Any liability or obligation which would not
have existed had all of Seller's and the Shareholder's representations and warranties been true as of the date of this Agreement and as of the Closing;

                           (g)      Any liability or obligation for product
liability or product nonconformity claims, or product warranty claims arising in connection with products sold or manufactured by Seller;

                           (h)      Other than those obligations set forth on
Exhibit 1.3(h), any obligation owed to an employee of Seller which accrues on or prior to the Closing, or which arises after the Closing but is based substantially on conduct or events occurring prior to Closing, which relates to a claim for wages, harassment or discrimination, workers' compensation, disability, accrued vacation benefits, pension benefits, health, life or disability insurance claims, or severance benefits, including any claim for severance benefits as a result of Seller's sale of the Assets to Buyer under this Agreement, (collectively, "Employee Claims");

                           (i)      Any other liability or obligation of Seller
not expressly assumed by Buyer under Section 1.3 hereof; and

                           (j)      Any liability for the payment of premiums on
or any other amounts owing in connection with insurance coverage maintained by Seller.

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                  1.4      CONSIDERATION TO BE PAID BY BUYER.

                           (a)      PURCHASE PRICE FOR THE ASSETS.  As
consideration for the Assets (the "Purchase Price"), Buyer shall assume the Assumed Liabilities and pay to Seller the sum of SEK 193,106,000 (less the sum of SEK 1,400,000 reflecting a negotiated reduction in the purchase price, resulting in a net amount of SEK 191,706,000) plus the "Interest Payment" as (defined below) in the manner specified in Sections 1.4(b) and (c). Buyer shall make a payment to Seller at Closing (the "Interest Payment") in an amount equal to the amount of interest that would accrue on SEK 193,106,000 if interest accrued thereon at the per annum rate of four and one-half percent (4-1/2%) from January 1, 1999 through and including the day immediately preceding the Closing Date.

                           (b)      CASH PAID AT CLOSING.  Seller shall set-off
the amount of the Interest Payment against the InterCompany Receivables payable by Seller at Closing pursuant to Section 1.5 hereof, and Buyer shall be deemed to have paid the Interest Payment in full as a result of such set-off. At the Closing, Buyer shall pay to Seller in cash in Swedish kronor an amount equal to the difference between (i) SEK 191,706,000 and (ii) SEK 10,668,000 (the "Escrow Amount").

                           (c)      AMOUNTS HELD IN ESCROW.  At the Closing,
Buyer shall deposit the Escrow Amount in an escrow account with

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Skandinavski Enskilda Banken (the "Escrow Agent") to be held in accordance with the provisions of the Escrow Agreement annexed hereto as Exhibit 1.4(c) (the "Escrow Agreement"). The Escrow Amount shall be held by the Escrow Agent until the date 90 days after the date of Seller's delivery to Buyer of the "Audited Financial Statements" to be delivered to Buyer pursuant to the provisions of
Section 3.6 below, at which time Escrow Agent shall distribute the Escrow Amount to Seller (subject to the amount of any holdback required under the terms of the Escrow Agreement in connection with any tax, environmental and product liability indemnification claims asserted by Buyer pursuant to the provisions of Section
3.1 below).

                  1.5      PAYMENT OF INTERCOMPANY RECEIVABLES.

                           (a)        At Closing, Shareholder shall pay or cause
to be paid to Buyer in cash an amount equal to all outstanding Affiliate Accounts Receivable owing to Seller on the Closing, less the amount of the Affiliate Debt (such net amount referred to as the "InterCompany Receivables"), and Buyer shall apply such amount to pay-off the Affiliate Accounts Receivables acquired by Buyer from Seller at Closing. Seller covenants that the InterCompany Receivables acquired by Buyer hereunder shall be SEK 31,300,000 at the time of Closing, except to the extent that such amount changes due to changes occurring in the ordinary course of business. Buyer shall be deemed to have paid the Affiliate Debt in full as a result Shareholder's set-off of the Affiliate Debt

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against the Affiliate Accounts Receivable as described in the first sentence of this Section 1.5(a).

                           (b)      Within 30 days following Closing, Buyer
shall deliver to Seller a calculation of the net amount of the book value of the Assets acquired by Buyer at Closing, less the book value of the Assumed Liabilities assumed by Buyer at Closing, computed in accordance with Swedish generally accepted accounting principles consistently applied (the "Proposed Net Asset Calculation"). The Proposed Net Asset Calculation shall be final and binding upon the parties hereto, unless Seller delivers written notice to Buyer, within 10 days of Seller's receipt of the Proposed Net Asset Calculation, specifying in reasonable detail any objections Seller has to the Proposed Net Asset Calculation (a "Protest Notice"). If Seller delivers a Protest Notice, the parties shall thereafter endeavor to resolve any disagreements they may have regarding the Proposed Net Asset Calculation; provided, however, that if such disagreements are not resolved within 10 days following Buyer's receipt of the Protest Notice, then either party may elect to have such disagreements settled by arbitration in accordance with the provisions of Section 7.13 below. When the Proposed Net Asset Calculation becomes final in accordance with the above provisions (the "Final Net Asset Calculation"), Seller and Shareholder jointly and severally agree to immediately pay to Buyer in Swedish kronor the positive difference, if any, between (i) SEK

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63,904,000 and (ii) the Final Net Asset Calculation. If the Final Net Asset
Calculation equals or exceeds SEK 63,904,000 then the parties shall have no further rights or obligations pursuant to this Section 1.5(b).

                           (c)      Any amounts paid to Buyer in accordance with
the provisions of Section 1.5(b) above shall be applied to reduce the Purchase Price payable by Buyer pursuant to this Agreement.

                  1.6      MANNER OF PAYMENTS.

                           (a)      CASH PAYMENTS.  All cash payments required
under this Article I shall be made in Swedish kronor by certified or bank official check or by wire transfer at the paying party's option.

                           (b)      ASSUMPTION OF LIABILITIES.  To effect the
assumption by Buyer of the Assumed Liabilities, Buyer shall deliver at the Closing an instrument of assumption reasonably satisfactory in form and substance to Seller and its counsel.

                  1.7      REAL PROPERTY PROVISIONS.

                           Seller shall sell the Real Property to Buyer in
accordance with the terms of the agreements annexed hereto as Exhibit 1.7 (collectively the "Real Estate Contracts") which shall be executed and delivered by the parties simultaneously with their execution and delivery of this Agreement. Closing under this Agreement and the Real Estate Contracts shall occur

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simultaneously, and the parties shall not be obligated to close under each such agreement unless a closing simultaneously occurs under the other such agreements.

                  1.8 NON-ASSIGNABLE CONTRACTS. To the extent that any Contract is not capable of being assigned or transferred without the consent or waiver of the other party or parties thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Contract. Seller agrees to use commercially reasonable best efforts to obtain prior to the Closing Date all such consents and waivers. If any such consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to use its commercially reasonable best efforts to obtain all such consents as have not been obtained prior to such date and further agrees to cooperate with Buyer after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer, on terms no less favorable than Seller is entitled to, the benefits under the applicable Contracts, including, without limitation, enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against any other party thereto arising out

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of the breach or cancellation thereof by such party or otherwise. In such event,
Buyer shall pay the consideration or perform the obligations, as applicable, of Seller arising under each such Contract, but only to the extent and in an amount commensurate with the amount of the benefit that Buyer actually receives under each such Contract.

                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

                  2.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER. Seller and the Shareholder, jointly and severally, represent and warrant to Buyer and Parent that:

                           (a)      CORPORATE STANDING AND AUTHORITY; BINDING
AGREEMENT. Each of Seller and Shareholder is a limited liability corporation duly organized and validly existing under the laws of Sweden, and has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. Except as disclosed in Exhibit 2.1(j), Seller does not own or lease any facilities or store any inventory or other assets outside of the country of Sweden. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of either Seller's or Shareholder's Deed of Formation, by-laws or statutes, and each of Seller and Shareholder has obtained all necessary authorization and approval from its Board of Directors and shareholders for the

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execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Seller and Shareholder enforceable against each of them in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights.

                           (b)      STOCK OWNERSHIP.  Seller is the indirect
wholly owned subsidiary of Shareholder, and there are no options, warrants, calls, commitments, rights or understandings of any character to purchase or otherwise acquire any shares of common stock of Seller, or any convertible security or other security issued or to be issued by Seller. Seller has no equity interest in and has not made advances to any corporation, association, partnership, joint venture or other entity, other than Sten Pettersons Verkstad i Eskistuna AB.

                           (c)      DIRECTORS, GENERAL MANAGER AND EMPLOYEES.
Attached hereto as Exhibit 2.1(c) is a list of all directors, the general manager and key employees of Seller showing their names, ages, dates of service with Seller, positions and current annual salaries or rate of compensation (including bonus and incentive compensation).

                           (d)      ABSENCE OF CONFLICTING AGREEMENTS OR
REQUIRED CONSENTS. Except as set forth in Exhibit 2.1(d), the execution, delivery and performance of this Agreement by Seller and the

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Shareholder, including, without limitation, the assignment of the Contracts to
Buyer, do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either the Seller or the Shareholder or by which either of them is bound or affected, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which Seller or Shareholder is a party, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement.

                           (e)      FINANCIAL STATEMENTS.  Seller and
Shareholder have furnished Buyer with: (i) Seller's income tax returns for the years ended December 31, 1997, 1996 and 1995; (ii) financial statements as at December 31, 1997, 1996, and 1995 and for the years then ended audited by Ernst & Young and (iii) interim balance sheets, statements of profit and loss, cash flow statements, and supporting schedule of expenses for the 10 month period ended October 31, 1998 and for each elapsed calendar month since January 1, 1998 through October 31, 1998 (and will furnish Buyer such interim monthly balance sheets, statements of profit and loss, cash flow statements and supporting schedules of expenses through the Closing Date) prepared by Seller from its books and records (collectively, the "Financial Statements").

The Financial Statements have been or will be, as the case may be, prepared in accordance with Swedish generally accepted accounting principles consistently applied throughout the periods indicated except as set forth in the notes to the Financial Statements, and fairly present or will fairly present, as the case may be, the results of the operations of Seller and Seller's financial position for the periods indicated except, with respect to the interim financial statements, for non-material changes resulting from normal year-end adjustments.

                           (f)      LIABILITIES.  There are no liabilities or
obligations of Seller of any kind, whether accrued, absolute contingent or otherwise, except (i) as indicated in the Financial Statements at December 31, 1997 and (ii) liabilities or obligations arising since December 31, 1997 which
(A) were incurred in the ordinary and usual course of Seller's business, (B) individually do not exceed SEK 350,000 and (C) are in types and amounts consistent with Seller's past practices and experience.

                           (g)      TAXES.  Seller has filed all Tax returns and
reports which are required by law to be filed in connection with its day to day operations and sales (the "Tax Returns and Reports") and has paid or set up an adequate reserve for the payment of all Taxes required to be paid in respect of the periods covered by those Tax Returns and Reports and all Taxes which have or may become due pursuant to those Tax Returns and

Reports and all assessments made and all other accrued Taxes whether or not the Tax Returns and Reports or payments thereunder are yet due. Exhibit 2.1(g) sets forth the most recent years for which any of Seller's Tax Returns and Reports have been examined by a governmental authority or agency. All filed Tax Returns and Reports of Seller are correct and true in all material respects and there is no outstanding claimed deficiency with respect to any Tax period, no formal or informal notice of a proposed deficiency, no notification of any pending audit of Tax Returns and Reports and no waiver or extension granted by Seller with respect to any period of limitations affecting assessment of any Tax.

                           (h)      INVENTORIES.  The Inventory: (i) complies
with all applicable governmental laws and regulations and with all applicable laws and regulations of each jurisdiction into which any product would be shipped directly by Seller; and (ii) does not consist of any damaged or unmarketable items.

                           (i)      NON-INFRINGEMENT OF PATENTS, TRADEMARKS AND
OTHER INTELLECTUAL PROPERTY. Exhibit 2.1(i) contains a complete and correct list of all of the patents, copyrights, trademarks, trade names, service marks, logos and domain names owned or used by Seller (such items, along with any trade secrets, industrial designs and technical know how owned or used by Seller, hereinafter referred to collectively as the "Intellectual Property"). Exhibit 2.1(i) also contains a list of Seller's applications and registrations in any governmental office or registry with respect to any Intellectual Property. Except as disclosed in Exhibit 2.1(i), the Intellectual Property is owned by Seller and is free and clear of any license, sublicense, lien, charge or encumbrance. The Intellectual Property being transferred to Buyer pursuant to this Agreement constitute all intellectual property rights necessary to conduct Seller's business as it is currently conducted. None of the Intellectual Property has a material defect or been misappropriated from any third party. Seller is not infringing upon or otherwise violating any intellectual property rights of any third party, and Buyer's continued use of any and all of the Intellectual Property after the Closing in a manner consistent with Seller's past practices shall not result in any such infringement or violation. Seller is not in default under any license or sublicense agreement with a third party. Each of Seller and Shareholder does not know of (1) any claim by a third party that the use of the Intellectual Property infringes or violates the intellectual property rights of said third party, or
(2) any infringement or violation by a third party of Seller's rights in the Intellectual Property or any default by a third party under a license or sublicense agreement with Seller.

                           (j)      OPERATIONS AND USE OF PROPERTIES.  Seller's
operations, business and properties, including the Real Property and any leased properties, are in conformity with all applicable laws or orders or other governmental or administrative laws, ordinances, regulations or orders, including without limitation zoning, land use and building codes and motor vehicle registration, permitting, inspection and operation. The Assets are reasonably sufficient for the conduct of Seller's business as it currently is conducted. Other than the Real Property, which is owned by Seller, Seller does not own or lease, directly or indirectly, any real property other than the real property leases which are described on Exhibit 2.1(j) hereto.

                           (k)      LICENSES.  Seller has all licenses, permits,
approvals and other governmental authorizations necessary to own all of its properties and assets and carry on its business as now being conducted, all of which are listed in Exhibit 2.1(k) (collectively, the "Licenses"). Each License is valid and in full force and effect. The continuation, validity and effectiveness of each License will in no way be affected by the consummation of the transactions contemplated by this Agreement, including the transfer of same to Buyer. Seller has not breached any provision of, is not in default under the terms of, and has not engaged in any activity that would cause revocation or suspension of, any License and no action or proceeding looking to or contemplating the revocation or suspension of any License is pending or threatened.

                           (l)      INSURANCE.  Seller is covered by valid and
currently effective insurance policies issued in favor of Seller in amounts which are, in Seller's best judgment after advice from its insurance brokers, customary in its locales of operation for companies operating similar businesses and operations. Seller has been insured for products liability continuously since 1992. Seller's policies of insurance are listed and described on Exhibit 2.1(l) hereto.

                           (m)      ENVIRONMENTAL MATTERS.  Seller has been and
remains in full compliance with all applicable laws and regulations relating to Hazardous Substances (as hereinafter defined), Environmentally Hazardous Activity (as hereinafter defined), air quality and groundwater pollution (collectively, "Environmental Laws") (i) at all property or facilities owned or leased by Seller including, without limitation, the Real Property (collectively, "Seller's Facilities") and (ii) in connection with all operations of Seller regardless of whether conducted at Seller's Facilities. Except as set forth in
Exhibit 2.1(m), there is not now, and has not been since Seller commenced operations, any (i) presence or disposal (except as permitted under applicable Environmental Laws) or release or threatened release of any Hazardous Substance at any of Seller's Facilities or (ii) Environmentally Hazardous Activity conducted at any of Seller's Facilities, and to the best of Seller's and the Shareholder's knowledge, no such event occurred at any of Seller's Facilities prior to Seller's ownership or leasing of same. Except as set forth in Exhibit 2.1(m), no asbestos, urea-formaldehyde foam or other forms of urea formaldehyde have been installed or are included in the furnishing or construction of any building or other improvement at Seller's Facilities. There are no pending or threatened claims with respect to Hazardous Substances or Environmentally Hazardous Activity relating to any of the Seller's Facilities or relating to any operations of Seller regardless of whether conducted at Seller's Facilities, and neither Seller nor the Shareholder knows of any basis for a claim being made against Seller with respect to any Hazardous Substance or Environmentally Hazardous Activity or under any applicable law or regulation for the protection of the environment. Except as disclosed in Exhibit 2.1(m), Seller has never used nor owned any underground storage tanks. With respect to the underground storage tanks disclosed in
Exhibit 2.1(m), if any, there is not now and never has been any leakage or loss of any contents of any such tanks. Except as disclosed in Exhibit 2.1(m), any Hazardous Substances generated by Seller or which were present at Seller's Facilities prior to the Closing will be properly disposed of off site in accordance with all Environmental Laws no later than the date of the Closing. For purposes of this Agreement, "Environmentally Hazardous Activity" shall have the meaning set forth in the Environment Protection Act as amended (1969:387) and the Environmental Code (1998:808), and the regulations adopted pursuant thereto. For the purposes of this Agreement, "Hazardous Substances" shall mean air, surface, soil and groundwater pollution, solid and hazardous wastes, hazardous substances, hazardous materials, toxic substances, petroleum and petroleum products, and any substance classified as "hazardous" or otherwise regulated for purposes of protecting health or the environment under applicable laws and regulations, and shall include polychlorinated biphenals ("PCBs"), asbestos and urea formaldehyde foam.

                           (n)      RECEIVABLES.  All Accounts Receivable of
Seller have been properly recorded on Seller's books and arose in connection with the sale of goods in the ordinary course of business. None of the Accounts Receivable outstanding on the date of this Agreement or on the date of the Closing is in dispute or subject to any reduction, offset or counterclaim that would not be customary in the ordinary course of business, and all of the Accounts Receivable are collectible in accordance with their terms.

                           (o)      EMPLOYEES AND LABOR LAWS.  Except as
disclosed in Exhibit 2.1(o), there have been no strikes, lockouts, or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of Seller's employees, and Seller is not a party to any collective bargaining or other labor agreement. Except as disclosed in Exhibit 2.1(o), Seller has no written agreements of employment and no oral agreements or understandings with any employee as to any specific period of employment. Seller is in compliance with all applicable laws and regulations relating to the employment of labor, including provisions relating to wages, fringe benefits, hours, working conditions, occupational safety and health, safety of the premises, collective bargaining, payment of social security and unemployment taxes, civil rights and discrimination in hiring, retention, promotion, pay and other conditions of employment; and Seller is not liable for arrears on wages or any tax or penalties for failure to comply with those laws or regulations. There are no oral agreements or understandings with employees except as to current salary or wage rates, and there are no other oral agreements or understandings which will affect Seller's employment practices or operations.

                           (p)      PRODUCT LABELING AND PRODUCT LIABILITY.
Seller is in compliance with all applicable laws and regulations relating to product labeling, product safety and public health and safety. Seller has not received any notice of any claim that any product now or heretofore offered for sale or sold by it or distributed by it in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed.

                           (q)      VALIDITY AND EXISTENCE OF AGREEMENTS.
Exhibit 2.1(q) sets forth and briefly describes all the following with respect to Seller to the extent that they are not listed and described in Exhibit 1.2(f) of this Agreement:

                                    (1)     All written agreements, contracts,
arrangements, commitments, understandings or obligations to which Seller is a party or by which it or its properties is or may be bound which have (i) a remaining term in excess of one year and which provide for Seller's delivery of consideration, services or materials with a value of more than SEK 192,500 during the remaining term thereof or (ii) a remaining term of less than one year and which provide for Seller's delivery of consideration, services or materials with a value of more than SEK 385,000 during the remaining term thereof;

                                    (2)     All employee pension benefit plans,
all employee welfare benefit plans, all fringe benefit plans, and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical, disability, life insurance, vacation pay, sick pay or other plans, programs, and arrangements, whether or not government mandated, to which the Seller is or has been a party, with respect to which the Seller has an obligation, or that have been or are maintained, contributed to, or sponsored by Seller for the benefit of any current or former employee, manager or director (such plans, programs and arrangements to be referred to collectively as "Employee Benefit Plans");

                                    (3)     Each instrument evidencing any
liability of Seller for borrowed money or for the obligations of any person, or defining the terms on which any other debt of Seller has been or may be issued or incurred;

                                    (4)     All agreements, contracts,
arrangements, commitments, understandings or obligations, oral or written, limiting in any respect the freedom of Seller or any of its key employees to compete in any line of business or with any person or to do business with any particular customers or class of customers or to carry on business in any geographic area;

                                    (5)     All agreements, contracts,
arrangements, commitments, understandings, or obligations, oral or written, relating to Seller, its business, operations, prospects, properties, assets or condition (financial or otherwise) in which any of the Seller's shareholders or Affiliates has any interest, direct or indirect, including a description of any transactions between Seller and any of such shareholders or Affiliates or any entity in which any of such shareholders or Affiliates has any interest;

                                    (6)     All products currently sold by
Seller; and

                                    (7)     All equipment leases to which Seller
is a party.

                    Seller has delivered or made available to Buyer a true and complete copy of each written contract, lease, agreement, instrument or other document listed on Exhibit 2.1(q) and Exhibit 1.2(f), which copies accurately reflect the understanding of Seller with respect to those instruments. Seller has delivered or made available to Buyer a fair and accurate summary of each oral contract, agreement or understanding listed on
Exhibit 2.1(q) and Exhibit 1.2(f) of this Agreement. Each of the Contracts of Seller listed on Exhibit 1.2(f) is a valid and binding obligation of the parties thereto in accordance with its respective terms, and Seller has performed and complied in all material respects with all the provisions of, and no party is in default or would be in default with the lapse of time or notice under the terms of, any of the Contracts. The execution of this Agreement and the consummation of the transactions contemplated hereby, including the assignment of the Contracts to Buyer, will not violate any provision of any of the Contracts and will not result in or create a right of termination, cancellation or adverse modification of any of the Contracts.

                           (r)      STATUS OF EMPLOYEE BENEFIT PLANS.  Each
Employee Benefit Plan complies in form and operation in all material respects with the requirements of all applicable laws, rules and regulations, and neither Seller nor any manager, director, employee or fiduciary of Seller or any plan has committed any breach under any Employee Benefit Plan which would subject Buyer or any of its directors, officers or employees to liability under any applicable law, rule or regulation. Seller has no written or oral plan, arrangement, obligation or understanding to pay severance benefits to any employee.

                           (s)      DEBTS AND CAPITALIZED LEASES.  Exhibit 2.1
(s) contains a list of all liabilities under any capitalized leases of Seller. The consummation of the transactions contemplated by this Agreement will not cause the acceleration of or otherwise adversely affect the terms or conditions of any such liabilities or obligations.

                           (t)      GUARANTIES.  Seller is not a party to any
guaranty, repurchase agreements or other credit accommodations which accommodate the credit of another person.

                           (u)      LITIGATION.  Except as disclosed in Exhibit
2.1(u), there are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller and the Shareholder after due inquiry of Seller's key employees, threatened against Seller or to which Seller is a party or relating to any of the properties, businesses or business practices of Seller or the transactions contemplated by this Agreement (including, without limitation proceedings and investigations related to Environmental Laws, civil rights, discrimination in employment and occupational safety and health) or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving Seller or affecting the Assets or Seller's business.

                           (v)      CONTINUATION OF BUSINESS.  Seller knows of
no facts or circumstances which might reasonably be expected to have an adverse effect on Buyer's continuance of Seller's business after the Closing in the same manner as such business was conducted by Seller prior to Closing.

                           (w)      MANAGEMENT PERSONNEL.  To the best of
Seller's knowledge, none of the current directors or management personnel of Seller has been arrested for or convicted of a criminal act (other than a traffic violation) during the ten-year period immediately preceding the date of this Agreement.

                           (x)      ABSENCE OF CHANGES.  Since December 31,
1997, there has not been (i) any material adverse change in the financial condition, assets, liabilities, business or properties of Seller, (ii) any damage to, destruction of or loss of property, whether or not covered by insurance, materially adversely affecting the property or business of Seller,
(iii) any material changes in compensation or bonus payments or arrangements for any employees of Seller, (iv) any sale or transfer of any assets of Seller other than in the ordinary course of its business, (v) any cancellation or compromise of any debts or claims owed to Seller other than in the ordinary course of its business, (vi) any transaction not in the ordinary course of Seller's business, or (vii) any amendment or termination of any contract or agreement which adversely affects the assets or business of Seller.

                           (y)      NO SIDE AGREEMENTS.  Except for this
Agreement and the items listed in the exhibits hereto, Seller is not a party to any agreement calling for any action by Seller outside of the ordinary course of business; no agreement or understanding exists calling for any payment or consideration from a customer or supplier of Seller to a manager, director or shareholder of Seller respecting any transaction between Seller and such supplier or customer; and no Affiliate of Seller, directly or through any business concern affiliated with such Affiliate, transacts any business with Seller.

                           (z)      CUSTOMERS.  Except as disclosed in Exhibit
2.1(z), no single customer or group of affiliated customers has accounted for more than five percent (5%) of Seller's gross sales during any of Seller's last three fiscal years.

                           (aa)     SUPPLIERS.  Except as disclosed in Exhibit
2.1(aa), no single supplier or group of affiliated suppliers has supplied Seller with products which would account for more than ten percent (10%) of gross purchases during any of Seller's last three fiscal years.

                           (bb)     TITLE TO ASSETS.  Except for liens or
security interests described on Exhibit 2.1(bb), there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of the Assets or Seller's Facilities and, at the Closing, Seller will have good and marketable title to the Assets. Exhibit 2.1(bb) includes a recently issued certificate of encumbrances with respect to any outstanding floating charge covering the Assets.

                           (cc)     MACHINERY AND EQUIPMENT. All of Seller's
machinery and equipment currently functions in accordance with its intended purpose and has been maintained in accordance with manufacturer's specifications. The machinery and equipment transferred by Seller to Buyer at the Closing will be sufficient for the conduct of Seller's business as now conducted and will constitute all machinery and equipment used by Seller in its business as of December 31, 1997, except for items which have been replaced with newer items of greater value.

                           (dd)     YEAR 2000 COMPLIANCE.  Except as otherwise
disclosed in Exhibit 2.1(dd), the "Technology" (as defined below) is and shall be on the Closing Date "Year 2000 Compliant" (as defined below) in all material respects; provided, however, that Buyer acknowledges that it shall be responsible for performing those tasks referenced in Exhibit 2.1(dd) which are scheduled to be performed after the Closing Date. "Year 2000 Compliant" means that any and all Technology: (1) will correctly differentiate between years in different centuries, which years end in the same two digits; (2) will accurately and consistently receive, provide, store and process date and time data before, during and after January 1, 2000, including, but not limited to, accepting, calculating, comparing, providing and sequencing date and time data, from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000 and leap year calculations; and (3) will not (i) malfunction, (ii) cease to function or
(iii) provide or produce invalid or incorrect results as a result of date and time data. "Technology" means any and all software, hardware, firmware, embedded microcontrollers in non-computer equipment or other information technology owned by, leased, licensed or loaned to, or otherwise used by the Seller in the course of its business. Nothing contained in this Section 2.1(dd) shall be construed as a representation or warranty that (i) the information technology utilized by Seller's suppliers, vendors or customers is Year 2000 Compliant or (ii) Seller's Technology will not malfunction as a result of any such third party's information technology not being Year 2000 Compliant.

                           (ee)     EURO CURRENCY PLANNING.  Seller has taken
all actions necessary to ensure that the Technology and its business (including without limitation its operating, treasury, purchasing, marketing and sales practices and systems) will not be materially disrupted or impaired as a result of (i) the impending conversion of the national currencies of various members of the European Union into a single "Euro" currency and

(ii) the various legal and regulatory changes and changes in business and financing practices arising in connection therewith.

                           (ff)     DEMOCRACY AT WORK ACT.  Seller has and will
prior to Closing take all actions necessary to comply with the provisions of the Democracy at Work Act (SFS 1976:580), including, without limitation, any obligations arising thereunder as a result of the provisions of this Agreement.

                           (gg)     TRUTH OF REPRESENTATIONS.  On the date of
this Agreement and on the date of the Closing, no representation or warranty of Seller or Shareholder in this Agreement, nor any written statement or certificate executed by Seller or Shareholder and furnished or to be furnished to Buyer or Parent pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                  2.2 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT. Buyer and Parent, jointly and severally, represent and warrant to Seller and Shareholder that:

                           (a)      CORPORATE STANDING AND AUTHORITY OF BUYER.
Buyer is a limited liability corporation duly organized and validly existing under the laws of Sweden, and has full corporate power and authority to consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Buyer's Deed of Formation, by-laws or statutes or any law, regulation or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which Buyer is a party or by which Buyer is bound. This Agreement is a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Buyer has obtained all necessary authorization and approval by its Board of Directors and sole stockholder for the execution of this Agreement and the consummation of the transactions contemplated hereby.

                           (b)      CORPORATE STANDING AND AUTHORITY OF PARENT.
Parent is a corporation duly organized and validly existing under the laws of the State of Delaware, USA, and has full corporate power and authority to consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Parent's Certificate of Incorporation or By-Laws or any law, regulation, or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which Parent is a party or by which Parent is bound. This Agreement is a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Parent has obtained all necessary authorization and approval by its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby.

                           (c)      LITIGATION.  There is no litigation pending
or, to the best knowledge of Buyer and Parent after due inquiry of their respective officers, threatened against Buyer or Parent which seeks to prevent, or if successful would prevent, Buyer or Parent from consummating the purchase contemplated by this Agreement.

                           (d)      TRUTH OF REPRESENTATIONS.  On the date of
this Agreement and on the date of the Closing, no representation or warranty of Buyer or Parent in this Agreement, nor any written statement or certificate executed by Buyer or Parent and furnished or to be furnished to Seller or Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                  ARTICLE III.

                 Certain Covenants of Seller and the Shareholder
                 -----------------------------------------------

                  3.1 INDEMNITY. Subject to the provisions of Section 7.1 below, Seller and the Shareholder jointly and severally agree to defend, indemnify and hold Buyer and Parent harmless from and against any liabilities, losses, claims, damages, costs and expenses (each a "Loss") resulting from (i) any misrepresentation or breach of warranty or of covenant (including but not limited to the covenant contained in Section 3.4) on the part of Seller or Shareholder made herein or pursuant hereto, or (ii) the assertion against Buyer or Parent of any liability of Seller, other than the Assumed Liabilities (including, without limitation, any liabilities or claims which may be asserted against Buyer or Parent pursuant to the provisions of any applicable law, statute, rule or regulation which imposes upon Buyer or Parent liabilities arising in connection with Seller's operations prior to Closing, such as the Act on Security of Employment and the Act Governing the Security of Pension Commitments). As soon as reasonably practicable after receipt by Buyer or Parent, as applicable, of notice of any claim that, in the judgment of such party, may reasonably be expected to give rise to any Loss for which such party would be entitled to indemnification pursuant to this Section 3.1, such party shall deliver to Seller a notice describing in reasonable detail such claim. Buyer and Parent shall have the right to conduct the defense against any such matter which may be claimed against Buyer or Parent which they will do diligently and in good faith; and any proposed settlement or failure to take an available appeal which would result in a claim against Seller or the Shareholder hereunder shall be approved by the Seller and Shareholder, which approval will not be unreasonably withheld. Buyer and Parent will be reimbursed by Seller and the Shareholder jointly and severally for all liabilities and damages incurred by Buyer or Parent and all reasonable costs and reasonable expenses incurred in the defense of the claim and all expenses incurred in enforcing this indemnity. In enforcing this indemnity, Buyer and Parent may, at their option, enforce this right of indemnification against either of the indemnitors hereunder. Amounts payable by Seller or Shareholder for Losses pursuant to the provisions of this Section 3.1 ("Indemnification Payments") shall be calculated and paid on the basis of one
(1) SEK for each one (1) SEK of Loss incurred by Buyer or Parent. To the extent permissible (without the incurrence of costs, expenses or penalties by Buyer or Parent) under applicable tax laws and regulations, the parties shall for tax purposes treat the receipt by Buyer of an Indemnification Payment as a reduction of the Purchase Price previously paid for the Assets. In addition, in the event any Indemnification Payment arises from a Loss which generates a tax deductible item or a tax deductible reserve, such Indemnification Payment shall be reduced by an amount equal to the actual tax benefit attributable to such Loss and which is currently usable by Buyer or Parent, as applicable, at the time such Indemnification Payment is made (but only after taking into account the tax consequences to Buyer or Parent, as applicable, of receiving such Indemnification Payment).

                  3.2 NEGATIVE COVENANTS OF SELLER AND THE SHAREHOLDER. Between the date hereof and the date of the Closing, Seller will not, and the Shareholder will not permit Seller to, do any of the following without Buyer's prior written consent:

                           (a)      Make any change in the compensation,
bonuses, or benefits payable to any employee of Seller except non-material changes in the compensation of non-supervisory employees;

                           (b)      Pay or discharge any claim, lien,
encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether or not due or to become due) other than in the ordinary course of business;

                           (c)      Enter into any contract or commitment other
than in the ordinary course of business;

                           (d)      Enter into any collective bargaining
agreement or create, enter into or amend any Employee Benefit

Plan (unless required to do so by any applicable law governing labor management relations or Employee Benefit Plans);

                           (e)      Create, assume or incur any encumbrance on
any of the Assets other than in the ordinary course of business;

                           (f)      Sell, assign, lease, exchange or otherwise
transfer or dispose of any of the Assets other than in the ordinary course of business;

                           (g)      Merge or consolidate with or into any other
entity or enter into any agreements relating thereto;

                           (h)      Accelerate the collection of accounts
receivable or decelerate the payment of accounts payable;

                           (i)      Issue any capital stock of Seller of any
class, any options, warrants, calls, commitments or rights of any character to purchase capital stock of Seller, or any securities convertible into shares of capital stock of Seller or into options, warrants, calls, commitments or rights of any character to purchase capital stock of Seller;

                           (j)      Declare or pay any dividends in cash or in
kind upon any capital stock of Seller or return any capital to Seller's shareholders in the form of cash or property other than cash, or pay or make any distribution of property other than cash to such shareholders;

                           (k)      Guarantee or otherwise accommodate the
obligation of any person except as results from the endorsement of negotiable instruments in the ordinary course of business;

                           (l)      Enter into any agreement or commitment to
(i) purchase goods or services having a purchase price exceeding SEK 350,000,
(ii) make any capital expenditure in excess of SEK 1,000,000 or other than in the normal and usual course of Seller's business or (iii) incur any material obligation or liability other than in the normal and usual course of Seller's business; or

                           (m)      Take any action or agree, in writing or
otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 2.1 hereof untrue or incorrect.

                  3.3 AFFIRMATIVE COVENANTS OF SELLER AND THE SHAREHOLDER. Between the date hereof and the date of the Closing, except as otherwise consented to or approved by Buyer in writing, Seller will, and the Shareholder will cause Seller to:

                           (a)      Make available to Buyer and its counsel,
accountants and other representatives for examination all corporate and financial books and records of Seller, Seller's operating facilities, Seller's customers and all other matters reasonably considered by Buyer to be relevant to the business and affairs of Seller;

                           (b)      Operate the business of Seller substantially
as currently operated and only in the usual and ordinary course, and consistent with that operation Seller and the Shareholder will use their best efforts to preserve intact Seller's present business organization and goodwill of Seller's employees, customers, suppliers and others having business relations with Seller;

                           (c)      Maintain its books of account, records and
files substantially in the same manner as they are maintained as of the date of this Agreement and make no change in accounting principles from those followed in the preparation of the Financial Statements;

                           (d)      Maintain the Assets in customary repair,
order and condition, normal wear and tear excepted, replace all items of machinery and equipment at time intervals consistent with past practice and repair or replace, consistent with past practice, any of the Assets that may be damaged or destroyed;

                           (e)      Maintain and enforce existing policies of
insurance or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement;

                           (f)      Pay obligations under all contracts,
agreements, leases, commitments, understandings, franchises, licenses or similar arrangements as and when they become due; and

                           (g)      Take all required corporate action to
effectuate the transactions contemplated by this Agreement.

                           (h)      Take all required actions, including
information and negotiation obligations, arising under the Democracy at Work Act (SFS 1976:580) in connection with the transactions contemplated under this Agreement.

                           (i)      Seller shall take all required actions
arising under the Act Governing the Security of Pension Commitments (1976:531) in connection with the transactions contemplated under this Agreement.

                  3.4 PAYMENT OF LIABILITIES AND TAXES. Seller and the Shareholder agree that following the Closing Seller shall, and the Shareholder shall cause Seller to, continue to pay Seller's liabilities, including Taxes, other than the Assumed Liabilities as they may become due. The foregoing covenant shall be for the benefit of Buyer and Parent and shall not be deemed to give any third party rights under this Agreement.

                  3.5 EXCLUSIVITY. Unless and until this Agreement is terminated pursuant to Section 5.6, Seller and the Shareholder jointly and severally agree to deal exclusively with Buyer and Parent with respect to the subject matter of this Agreement and to refrain from any discussions with any other persons expressing an interest in acquiring Seller or its assets.

                  3.6 AUDITED FINANCIAL STATEMENTS. Seller shall deliver to Buyer and Parent no later than February 15, 1999, an audited consolidated balance sheet and consolidated statement of income, retained earnings and changes in cash flows for Seller and its subsidiaries for the fiscal year ending December 31, 1998, and any required notes thereto, each prepared in accordance with Swedish generally accepted accounting principles consistently applied, and each examined and reported upon by Ernst & Young LLP, which report shall not contain any qualification or disclaimer of opinion by reason of audit limitations imposed by Seller (the "Audited Financial Statements"). Buyer, Parent and their representatives shall have access to all of the books, records and work papers of Seller and Ernst & Young LLP used in connection with the preparation of the Audited Financial Statements.

                  3.7 ENVIRONMENTAL TESTING. Buyer shall be entitled, prior to Closing, to undertake such environmental testing as it deems appropriate regarding the Real Property and any other of Seller's Facilities. In the event that such environmental testing reveals that corrective action is required under applicable Environmental Laws, Buyer may elect to (i) terminate this Agreement in accordance with the provisions of Section 5.6(e) below or (ii) require Seller to undertake such corrective action, in which event Seller shall promptly and diligently undertake such corrective action, at its own expense, in accordance with the requirements of such Environmental Laws, and the Closing shall be postponed to permit the performance of such corrective action by Seller; provided, however, that Buyer shall have no obligation to proceed with the consummation of the transactions contemplated hereunder if any such corrective action is not completed in all material respects, in accordance with the requirements of such Environmental Laws, by June 30, 1999.

                                   ARTICLE IV.

                          COVENANTS OF BUYER AND PARENT

                  4.1 INDEMNITY. Subject to the provisions of Section 7.1 below, Buyer and Parent jointly and severally agree to defend, indemnify and hold Seller and Shareholder harmless from and against any liabilities, losses, claims, damages, costs and expenses resulting from any misrepresentation or breach of warranty or covenant on the part of Buyer or Parent made herein or pursuant hereto including without limitation the failure to pay, perform or discharge the Assumed Liabilities. As soon as reasonably practicable after receipt by Seller or Shareholder, as applicable, of notice of any claim that, in the judgment of such party, may reasonably be expected to give rise to any Loss for which such party would be entitled to indemnification pursuant to this
Section 4.1, such party shall deliver to Buyer a notice describing in reasonable detail such claim. Seller and Shareholder shall have the right to conduct the defense against any such matter which may be claimed against Seller or Shareholder which they will do diligently and in good faith; and any proposed settlement or failure to take an available appeal which would result in a claim against Buyer or Parent hereunder shall be approved by the Buyer and Parent, which approval will not be unreasonably withheld. Seller and Shareholder will be reimbursed by Buyer and Parent for all liabilities and damages incurred by Seller or Shareholder and all reasonable costs and reasonable expenses incurred in the defense of the claim and all expenses incurred in enforcing this indemnity. In enforcing this indemnity, Seller and Shareholder may, at their option, enforce this right of indemnification against either of the indemnitors hereunder.

                                   ARTICLE V.

                                     CLOSING
                                     -------

                  5.1 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller to Close shall be subject to satisfaction of the following conditions:

                           (a)      REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of Buyer set forth in Section 2.2 hereof shall be true and correct as of the date of this Agreement and as of the Closing as though those representations and warranties have been made at and as of that time, and Seller shall have received at the Closing a certificate signed by duly authorized officers of Buyer and Parent to that effect.

                           (b)      NO LITIGATION.  There shall not have been
instituted or threatened on or before the Closing any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

                           (c)      PURCHASE PRICE.  The considerations required
to be paid at the Closing pursuant to Section 1.4 shall have been paid.

                           (d)      ASSUMPTION OF LIABILITIES.  Buyer shall have
assumed the Assumed Liabilities by an instrument of assumption reasonably satisfactory in form and substance to Seller and its counsel.

                           (e)      REAL ESTATE CONTRACTS.  A closing
simultaneously occurs under the terms of the Real Estate
Contracts.

                           (f)      ESCROW AGREEMENT.  The parties to the Escrow
Agreement shall have executed and delivered such agreement.

                           (g)      REGULATORY CLEARANCES.  The waiting period
arising under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated (to the extent applicable to the transactions contemplated under this Agreement) and any other clearances or approvals required under applicable

Swedish or other foreign statutes shall have been obtained (to the extent that any such statutes apply to the transactions contemplated under this Agreement).

                  5.2 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer to Close shall be subject to satisfaction of the following conditions:

                           (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations and warranties of Seller and the Shareholder sets forth in
Section 2.1 hereof shall be true and correct as of the date of this Agreement and as of the Closing as though those representations and warranties had been made at and as of that time, the covenants contained in Sections 3.2 and 3.3 hereof shall have been performed, and Buyer shall have received at the Closing a certificate signed by duly authorized officers of Seller and Shareholder to that effect.

                           (b)      NO LITIGATION.  There shall not have been
instituted or threatened any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

                           (c)      CONVEYANCES.  Seller shall have duly
executed and delivered to Buyer instruments reasonably satisfactory in form and substance to Buyer and its counsel conveying good title to all of the Assets, free and clear of all liens, encumbrances and security interests, except for (i) any exceptions permitted under the terms of the Real Estate Contract and (ii) any outstanding floating charges which remain in effect in connection with Buyer's assumption of the Financial Institution Debt.

                           (d)      CONSENTS.  Any and all consents listed or
required to be listed under Exhibit 2.1(d) shall have been duly executed by the person or entity required to consent and shall have been delivered to Buyer by Seller.

                           (e)      INTERCOMPANY RECEIVABLES.  Shareholder shall
have paid, or caused to be paid, to Buyer the amounts required under the provisions of Section 1.5 above.

                           (f)      DELIVERY OF ENVIRONMENTAL REPORT.  Buyer
shall have received a report of an environmental consulting firm engaged by Buyer regarding the Real Property and any other of Seller's Facilities the contents of which are acceptable to Buyer, and Seller shall have performed any corrective action required under the provisions of Section 3.7 above.

                           (g)      CHANGE OF NAME.  Seller shall have delivered
to Buyer such documentation and consents as Buyer shall reasonably request to effect the changes of name contemplated by Section 6.2 herein.

                           (h)      LIABILITY INSURANCE.  Seller shall have
prepaid its product liability insurance for a period to extend not less than one year after the Closing and caused the insurer to affirmatively insure Seller's indemnification obligations to

Buyer under this Agreement for product liability claims. In addition, Buyer shall have been named as an additional insured with respect to Seller's product liability insurance policy and Seller's comprehensive general liability insurance policy. Insurance certificates evidencing Seller's compliance with this covenant shall be delivered to Buyer at or prior to the Closing.

                           (i)      FINANCIAL INSTITUTION DEBT.  Buyer shall
have obtained agreements, in form and content reasonably satisfactory to Buyer, pursuant to which Buyer shall assume the Financial Institution Debt on terms and conditions no less favorable than those previously in effect.

                           (j)      EMPLOYMENT AGREEMENTS.  Buyer shall have
entered into an employment agreement with Mr. Bo Goecke and with Mr. Edward Kubalski each in form and substance acceptable to Buyer.

                           (k)      REAL ESTATE CONTRACTS.  A closing
simultaneously occurs under the terms of the Real Estate Contracts.

                           (l)      CUSTOMER MEETINGS.  Representatives of
Seller and Buyer shall have met with the customers of Seller identified on
Exhibit 5.2(l) hereto regarding the transactions contemplated hereunder and Buyer's relationship with such customers after Closing, and the results of such meetings are reasonably satisfactory to Buyer.

                           (m)      LENDER CONSENTS.  Parent has obtained any
consents from its commercial lenders which are required for Parent and Buyer to consummate the transactions contemplated hereunder.

                           (n)      EXHIBIT 1.3.  The parties shall have agreed
on an updated version of Exhibit 1.3 hereto which shall have been updated in accordance with the provisions of Section 1.3 of this Agreement.

                           (o)      ESCROW AGREEMENT.  The parties to the Escrow
Agreement shall have executed and delivered such agreement.

                           (p)      REGULATORY CLEARANCES.  The waiting period
arising under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated (to the extent applicable to the transactions contemplated under this Agreement) and any other clearances or approvals required under applicable Swedish or other foreign statutes shall have been obtained (to the extent that any such statutes apply to the transactions contemplated under this Agreement).

                           (q)      MINIMUM NET WORTH.  Buyer shall have
received reasonably satisfactory proof that the net worth of Seller as of the Closing, computed in accordance with Swedish generally accepted accounting principles consistently applied, is no less than the amount of such net worth shown on the October 31, 1998 balance sheet of Seller previously delivered to Buyer by Seller.

                           (r)      DRAFT AUDITED FINANCIAL STATEMENTS.  Seller
shall have delivered to Buyer and Parent a draft of the Audited Financial Statements in form and content acceptable to Parent's commercial lenders.

                  5.3 TIME AND PLACE. The closing hereunder (the "Closing") shall take place on February 1, 1999, or on such other date as the parties may agree, at a time and place to be agreed upon by the parties (the "Closing Date").

                  5.4 BEST EFFORTS TO SATISFY CONDITIONS. Each party shall use its best efforts to secure promptly the satisfaction of the conditions to Closing.

                  5.5 WAIVER OF CONDITIONS. Seller and Buyer may, at their respective options, waive any conditions to their respective obligations to Closing.

                  5.6 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                           (a)      by written agreement of all of the parties
hereto;

                           (b)      by Buyer, if there has been a material
violation or breach by Seller or the Shareholder of any of their respective agreements, representations, warranties or covenants contained in this Agreement which has not been waived by Buyer in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Buyer impossible and such condition has not been waived by Buyer in writing;

                           (c)      by Seller if there has been a material
violation or breach by Buyer or Parent of any of their respective agreements, representations, warranties or covenants contained in this Agreement which has not been waived by Seller in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Seller impossible and such condition has not been waived by Seller in writing;

                           (d)      by any party hereto if the Closing shall not
have occurred on or before April 30, 1999 (provided, however, that a party may not elect to terminate this Agreement pursuant to this Section 5.6(d) if the Closing shall not have occurred as a result of such party's violation or a breach of its agreements, representations and warranties contained in this Agreement); and

                           (e)      by Buyer, if Buyer reasonably anticipates
that the costs of corrective action referenced in Section 3.7 will exceed SEK 2,000,000 or if Seller does not complete such corrective action by June 30, 1999.

                  5.7 PROCEDURE UPON TERMINATION. In the event of termination by Buyer or by Seller pursuant to Section 5.6 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (a)      Each party, if requested, will redeliver all
documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                           (b)      All confidential information received by any
party hereto with respect to the business of any other party shall not be used or disclosed to another person to the detriment of any other party; and

                           (c)      No party hereto and none of their respective
directors, officers, stockholders, affiliates or controlling persons shall have any liability or further obligation to any other party to this Agreement, except that each party hereto shall remain liable for any claims arising as a result of any misrepresentation or breach of warranty or covenant by such party under this Agreement which occurs prior to the date of termination of this Agreement.

                                   ARTICLE VI.

                                  Other Matters
                                  -------------

                  6.1 ANNOUNCEMENTS. No press releases, announcements, or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made to the press, employees, customers, suppliers or any other person without the joint approval of Buyer and Seller, except for any public disclosure which each such party in good faith determines is required by law (in which case such party will consult with the other party prior to such disclosure).

                  6.2 CHANGE OF NAME. Following the Closing, Buyer and its successors and assigns intend to utilize the name "ELMO Industries" (the "Name") or such other similar name as Buyer may select. As of the Closing and thereafter, Seller shall cease all use of the Name and any other similar name and shall adopt a corporate name dissimilar to the Name.

                  6.3      NON-COMPETITION.

                           (a)      The parties recognize that the value of the
business being purchased by Buyer is dependent upon the particular method in which Seller has conducted business and the contacts of Seller with customers of Seller, and the particular technical know-how developed by the Seller, and that Buyer is entering into this transaction with a view toward that value. Accordingly, Seller and Shareholder, on behalf of itself and its Affiliates (as defined in Section 7.11 below), hereby agree that, for a period of five years following Closing, Seller, Shareholder and Shareholder's Affiliates shall not, in the "Territory" (as defined below), directly or indirectly:

                                    (1)     Have any interest (financial or
otherwise) in, or accept employment from, or serve in any capacity (such as owner, investor, principal, agent, consultant, partner or otherwise) with, any person or entity (other than Buyer) which is engaged in the business of selling or distributing any of the types of products that were manufactured or distributed by Seller during the five year period prior to the Closing (collectively, the "Products"), or

                                    (2)     Sell to or solicit purchases of
Products by customers who were customers of Seller at the time of the Closing or during the five-year period prior thereto.

                    For the purposes hereof, the "Territory" shall mean all territories where, under applicable law, the above referenced parties may be prohibited from undertaking the above-referenced activities in accordance with the provisions of this Section 6.3(a).

                           (b)      Seller and the Shareholder acknowledge that
the identity of the customers of Seller, the engineering drawings and know-how of Seller and the pricing policies, sales and marketing strategies, employee training practices and other operating practices of Seller are confidential and valuable proprietary information which are included in the Assets purchased by Buyer. Seller, Shareholder and Shareholder's Affiliates will not disclose the identity of the customers, the engineering drawings and know-how of Seller, or Seller's sales policies, strategies and employee training and operating practices to any person or entity unless permitted in writing to do so by Buyer. Seller, Shareholder and Shareholder's Affiliates will transfer to Buyer at the Closing, and will not retain, any of their copies, documents, manuals, summaries, memos, notes, computer programs, disks, and database information in any form containing any of the above described customer identities, engineering drawings and know-how, policies, strategies and employee training and operating practices.

                           (c)      Seller and Shareholder recognize that their
failure, or the failure of Shareholder's Affiliates, to comply with the provisions of this Section 6.3 shall cause irreparable harm to Buyer and that money damages alone would be insufficient to compensate Buyer. Seller and Shareholder, on behalf of itself and its Affiliates, therefore agree that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Seller, Shareholder and Shareholder's Affiliates in the event of actual or threatened breach of any of the provisions of this Section. Any such relief shall not preclude Buyer from seeking any other relief at law or equity with respect to any such claim; and Seller and Shareholder shall be jointly and severally liable for any breach by Seller, Shareholder or any of Shareholder's Affiliates of the provisions of this Section 6.3.

                           (d)      If any provision of this Section is deemed
by a court of competent jurisdiction to be in violation of law or unenforceable for any reason, the remainder of this Section shall remain in full force and effect and shall continue to be binding upon Seller, Shareholder and Shareholder's Affiliates, and the parties agree that such court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the parties as expressed herein and the reasonable business needs and expectations of Buyer in purchasing the Assets, including Seller's know-how and the goodwill of Seller's customers.

                  6.4 PRODUCT LIABILITY INSURANCE. Seller shall maintain its product liability insurance policy for a period of at least five years after the Closing. The policy shall affirmatively insure Seller's indemnity obligations to Buyer and Parent under this Agreement for product liability claims and name Buyer and Parent (and any successor to the interests of Buyer under this Agreement) as an additional insured. Seller shall furnish an insurance certificate to Buyer evidencing Seller's compliance with this covenant within ten days after the due date of any premium payment required by the terms of the policy.

                                  ARTICLE VII.

                                  Miscellaneous
                                  -------------

                  7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATIONS ON INDEMNITY CLAIMS.

                           (a)       All representations, warranties and
covenants made by the parties shall survive the Closing; provided, however, that the (i) representations and warranties contained in Sections 2.1(g), 2.1(m) and 2.1(p) hereof shall expire on the third anniversary of the date Seller delivers the Audited Financial Statements to Buyer in accordance with the provisions of
Section 3.6 hereof (the "Delivery Date") and (ii) all other representations and warranties contained in Sections 2.1 and 2.2 of this Agreement shall expire on the date which is 18 months after the Delivery Date.

                           (b)      Notwithstanding anything to the contrary
contained in this Agreement, a party ("an Indemnified Party") shall not be entitled to assert a claim for indemnification under this Agreement for a breach by another party (the "Indemnifying Party") of such Indemnifying Party's representations and warranties contained in Sections 2.1 or 2.2 hereof, as applicable (a "Claim"), unless: (i) the Indemnified Party delivers written notice of such Claim to the Indemnifying Party (which notice shall describe such Claim in reasonable detail) prior to the date of the expiration (as provided in Section 7.1(a) above) of the representations and warranties the breach of which form the basis of such Claim; and (ii) the aggregate amount of all liabilities, losses, claims, damages, costs and expenses (collectively, "Losses") for which the Indemnified Party and its Affiliates are entitled to indemnification pursuant to the provisions of Sections 3.1 or 4.1 hereof (as applicable) are in excess of SEK 2,000,000 (the "Basket Amount"), in which event the Indemnified Party shall be entitled to seek indemnification for any and all Losses incurred by it and its Affiliates in excess of the aggregate Basket Amount.

                  7.2 NO BROKER. Buyer and Parent represent to Seller and Shareholder, and Seller and Shareholder represent to Buyer and Parent, that such parties have not engaged or incurred any unpaid liability to any broker, finder or consultant in connection with this transaction. Seller and Shareholder will jointly and severally indemnify the Buyer and Parent, and their respective directors, officers, shareholders and employees, and will hold them harmless from and against any claims by any broker, finder or consultant deemed to be engaged by Seller or Shareholder for a brokerage fee, finder's fee or the like. Buyer and Parent will jointly and severally indemnify Seller and Shareholder, and their respective directors, officers, shareholders and employees, and will hold them harmless from and against any claims by any broker, finder or consultant deemed to be engaged by Buyer or Parent for a brokerage fee, finder's fee or the like.

                  7.3 EXPENSE. The parties shall each pay all of their respective legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that Shareholder agrees to pay Seller's expenses incurred in connection with the transactions contemplated by this Agreement.

                  7.4 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and delivered personally, by international courier service, or by registered airmail, postage prepaid, addressed as follows or to such other address as a party shall specify for this purpose in a notice given in the same manner:

                           To Seller:

                           ELMO INUDSTRIER AB
                           c/o VATTERLEDENS INVEST AB
                           Box 53205
                           Ostra Hamngatan 52
                           S-400 16 Goteborg, Sweden


                           To Shareholder:

                           VATTERLEDENS INVEST AB
                           Box 53205
                           Ostra Hamngatan 52
                           S-400 16 Goteborg, Sweden


                           To Buyer:


                           API ELMO AB
                           c/o AMERICAN PRECISION INDUSTRIES INC.
                           2777 Walden Avenue
                           Buffalo, New York   14225 U.S.A.
                           ATTENTION: President


                           To Parent:


                           AMERICAN PRECISION INDUSTRIES INC.
                           2777 Walden Avenue
                           Buffalo, New York   14225 U.S.A.
                           ATTENTION: President


                           Copies of notices to Seller and the Shareholder shall be sent to:


                           Stybjorn Garde Advokatbyra
                           Hamngatan 2
                           P. O. Box 684
                           S-55119 Jonkoping, Sweden
                           ATTENTION: Staffan Lindblad, Esq.


                           Copies of notices to Buyer and Parent shall be sent to:


                           JAECKLE FLEISCHMANN & MUGEL, LLP
                           800 Fleet Bank Building
                           12 Fountain Plaza
                           Buffalo, New York   14202 U.S.A.
                           ATTENTION:  James J. Tanous, Esq. and
                               Tim C. Loftis, Esq.

Any notice given pursuant to this Section shall be deemed given upon delivery.

                  7.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns but may not be assigned by any party without the written consent of all the other parties.

                  7.6 ENTIRE AGREEMENT. This Agreement and all schedules and Exhibits attached hereto contain the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the transactions contemplated herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party to be charged therewith.

                  7.7 CHOICE OF LAW. This Agreement shall be interpreted under the internal laws of the country of Sweden without regard to the conflicts of law principles thereof; provided, however, that the parties agree that the United Nations Convention on the International Sale of Goods shall not be applicable to this Agreement.

                  7.8 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance.

                  7.9 POST-CLOSING COOPERATION. After Closing, each of the parties agrees that, at the reasonable request of another party, it will take such actions and furnish such additional documents and instruments as may be necessary or reasonably desirable to better effectuate the transactions contemplated by this Agreement.

                  7.10 COUNTERPARTS. This Agreement may be executed in counterparts and will be effective when at least one counterpart has been executed by each party hereto. This Agreement may be executed in duplicate originals, each of which shall be deemed to be an original instrument. All such counterparts and duplicate originals together shall constitute but one Agreement.

                  7.11 AFFILIATES. For the purposes of this Agreement, "Affiliates" of a party shall mean such party and any person, company or entity that directly or indirectly controls, is controlled by or is under common control with such party.

                  7.12 RISK OF LOSS. During the period between the date hereof and the Closing, the risk of loss shall be on Seller and Seller shall continue to carry the fire and extended coverage insurance on the Assets at the full replacement cost thereof. In the event that any of the Assets are destroyed or damaged requiring repairs costing in excess of SEK 350,000 and are not restored to their present condition by the date of Closing, the Buyer may either accept title to the Assets and receive the benefit of all insurance monies recovered or recoverable by Seller on account of such destruction or damage, or terminate this Agreement (without penalty or liability hereunder). Any damage to the Assets requiring repairs costing SEK 350,000 or less shall be repaired by Seller prior to the date of Closing. If any portion of the Assets is impaired, confiscated, condemned or otherwise taken pursuant to a condemnation proceeding prior to the Closing, the proceeds from such condemnation proceeding shall be used by Seller to restore the Assets to their present condition by the date of Closing; provided, however, that if any such condemnation proceeding results in a material adverse change in the Assets and the Assets cannot be restored as described above, then Buyer may either (i) terminate this Agreement (without penalty or liability hereunder) or (ii) proceed to Closing hereunder (in which event Buyer shall receive the benefit of all proceeds recovered or recoverable by Seller in connection with any such condemnation proceeding).

                  7.13 DISPUTE RESOLUTION PROCEDURE. Seller and Shareholder, on the one hand, and Buyer and Parent, on the other hand, shall attempt to resolve between them any dispute, controversy or claim which arises out of or connection with this Agreement or the breach, termination or invalidity hereof. If they cannot agree within ten (10) calendar days after either party submits a written demand for arbitration to the other party, then such dispute shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the "Institute"). The arbitration tribunal shall consist of three (3) arbitrators, with Seller and Shareholder having the right to appoint one (1) arbitrator, Buyer and Parent having the right to appoint one (1) arbitrator, and those two (2) arbitrators mutually selecting a third arbitrator. The rules of the Institute shall apply and the decision of two (2) of the three (3) arbitrators shall be final and binding. The arbitration shall take place in Stockholm, Sweden and shall be conducted in the English language. The arbitrators shall apply Swedish law. Seller and Shareholder, on the one hand, and Buyer and Parent, on the other hand, shall be jointly and severally liable for all awards rendered in any such arbitration proceeding relating to the payment of costs and expenses incurred by the opposing party or parties in such arbitration proceeding (including fees payable to the Institute and its arbitrators).

                  7.14 ENGLISH LANGUAGE. All notices required or permitted under
Section 7.4 above, and information set forth in any Exhibit or schedule delivered pursuant to this Agreement, any disputes related to or arising out of this Agreement or the transaction contemplated hereby, and any closing documents delivered hereunder shall be in the English language.

                  7.15 WARRANTY SERVICE. Provided that Buyer is promptly reimbursed by Seller and Shareholder in accordance with the provisions of this Section, Buyer will provide warranty services after the Closing, in a manner consistent with Seller's previous warranty terms and service practices, with respect to products sold by Seller prior to Closing (the "Warranty Work"). Seller and Shareholder shall be jointly and severally obligated to pay Buyer, within ten (10) days of invoicing, for Buyer's cost of performing the Warranty Work (consisting of Buyer's labor, material and overhead costs and out of pocket expenses incurred in performing the Warranty Work, calculated in a manner consistent with Buyer's calculation of warranty costs incurred by Buyer with respect to warranty service performed by Buyer on products sold by it).

                  IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

                  SELLER:                ELMO INDUSTRIER AB

                                         By  /s/ Nils-Olov Jonsson
                                           -------------------------------------

                                                  Name:  NILS-OLOV JONSSON
                                                       -------------------------

                                                  Title:  Chairman
                                                        ------------------------


                  SHAREHOLDER:           VATTERLEDENS INVEST AB

                                         By   /s/ Nils-Olov Jonsson
                                           -------------------------------------

                                                  Name:  NILS-OLOV JONSSON
                                                       -------------------------

                                                  Title:  Chairman
                                                        ------------------------

                  BUYER:               API ELMO AB

                                       By  /s/ Richard W. Warzala
                                         ---------------------------------------

                                                Name: RICHARD S. WARZALA
                                                     ---------------------------

                                                Title: Director
                                                      --------------------------


                  PARENT:              AMERICAN PRECISION INDUSTRIES
                                          INC.

                                       By /s/ Kurt Wiedenhaupt
                                         ---------------------------------------

                                                Name: KURT WIEDENHAUPT
                                                     ---------------------------

                                                Title: President
                                                      --------------------------

                                    EXHIBITS
                                    --------

                  EXHIBIT                   DESCRIPTION
                  -------                   -----------
                  1.2(a)                    Real Property

                  1.2(b)                    Tangible Assets

                  1.2(c)                    Intangible Assets

                  1.2(e)                    Inventory

                  1.2(f)                    Contracts

                  1.3                       Accounts Payable and Long Term Debt

                  1.3(h)                    Employee Claims

                  1.4(c)                    Escrow Agreement

                  1.7                       Real Estate Contract

                  2.1(c)                    Directors, General Manager and Key
                                            Employees

                  2.1(d)                    Conflicts and Consents

                  2.1(g)                    Tax Information

                  2.1(i)                    Intellectual Property

                  2.1(j)                    Real Property Leases

                  2.1(k)                    Licenses

                  2.1(l)                    Insurance

                  2.1(m)                    Environmental

                  2.1(o)                    Labor Information

                  2.1(q)                    Agreements and Employee Benefit Plans

                  2.1(s)                    Capitalized Leases

                  2.1(u)                    Litigation

                  EXHIBIT                   DESCRIPTION
                  -------                   -----------

                  2.1(z)                    Customers

                  2.1(aa)                   Suppliers

                  2.1(bb)                   Liens & Security Interests

                  2.1(dd)                   Year 2000 Compliance

                  5.2(l)                    Key Customers